AGREEMENT CONCERNING MISCELLANEOUS PARCELS


          This Agreement Concerning Miscellaneous Parcels ("Agreement") is made as of February 4, 1997 by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation ("Metropolitan") and FRED MEYER, INC., a Delaware corporation, for itself and on behalf of its wholly owned corporate affiliates which lease certain shopping centers from Metropolitan under existing leases (collectively, "Fred Meyer"), with respect to the following:

     A. Metropolitan owns certain properties, consisting of shopping centers, which have been leased to Fred Meyer, or its wholly-owned subsidiaries (each shall be known herein as a "Shopping Center"; more than one Shopping Center shall be known herein as "Shopping Centers"), pursuant to existing lease between such parties (the "Leases").

     B. Fred Meyer, has requested, and Metropolitan has agreed to grant to Fred Meyer, an option whereby Fred Meyer may require Metropolitan to convey to Fred Meyer, Metropolitan's interest in certain Parcels (as hereinafter defined) which consist of portions of the Shopping Centers, all subject to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Parcels; Subdivision or Other Partition. Those portions of Metropolitan's property described or shown on Exhibit A attached hereto and incorporated herein, shall be known as "Parcels." Any Parcel which is not presently a legal lot in compliance with applicable laws concerning partition, subdivision and/or lot line adjustment is referred to herein as an "Unsubdivided Parcel." At such time as an Unsubdivided Parcel becomes a legal lot in compliance with applicable laws concerning partition, subdivision, and/or lot line adjustment such Parcel is referred to herein as a "Subdivided Parcel."

     As used herein, the term "partition" will mean any procedure available under applicable law to cause a Parcel and the Remaining Center (as defined below) to be separate legal lots that are legally capable of separate ownership, including (without limitation) partition, short plat, parcel map, lot line adjustment, and/or other procedures. Use of the term "Subdivided Parcel" will not be construed to require a subdivision, as compared to a partition, of the Subdivided Parcel and the Remaining Center.

     2. Remaining Center. That portion of each Shopping Center which shall continue to be owned by Metropolitan and leased to Fred Meyer following the conveyance to Fred Meyer of a Parcel which is part of such Shopping Center, shall be known as a "Remaining Center."

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Concerning Pads at Shopping Centers
February 4, 1997
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     3. Option. Metropolitan hereby grants to Fred Meyer an irrevocable option
("Option") to require Metropolitan to convey and release the Parcels subject to the terms of this Agreement. Exercise of the Option by Fred Meyer with respect to some or all of the Parcels will be no later than the end of the term of the Option, as set forth herein. The Option price for each Parcel is as stated on the attached Exhibit B and totals Nine Million Dollars ($9,000,000) ("Option Price") for all Parcels; provided, however, if either (i) the term of this Option expires and Fred Meyer has not taken title to all of the Parcels, or (ii) Fred Meyer elects not to pursue the partition of one or more of the Parcels, then the Option Price for such Parcels shall be re-allocated to the other Parcels on a prorata basis, in accordance with their respective percentages set forth in Exhibit B, so that the entire Option Price will be re-allocated to the Parcels acquired by Fred Meyer pursuant to the Option. The Option Price shall be paid to Metropolitan contemporaneously with the mutual execution of this Agreement (the "Effective Date"), subject to the holdback provided below.

     The term of the Option ("Term") shall expire on February 15, 1999; provided, that the Term will be extended, pursuant to the procedures set forth herein, on a day-for-day basis equal to the number of days in which Metropolitan may fail to respond, within the time periods provided herein, to a matter that requires Metropolitan's consent or approval under this Agreement.

     Of the total Option Price, $50,000 for each group of Parcels with respect to each Remaining Center will be placed into a holdback escrow pursuant to the terms of the escrow agreement approved by the parties, a copy of which is attached as Exhibit C to this Agreement (the "Holdback Escrow"). The escrow agent for the Holdback Escrow and for the closing of the conveyance of the Parcel to Fred Meyer will be First American Title Insurance Company of Oregon ("FATCO"), utilizing the offices of FATCO at Portland, Oregon. As and at the time that Fred Meyer exercises its Option and a Subdivided Parcel is released to Fred Meyer, the $50,000 of funds in the Holdback Escrow that were attributable to the Remaining Center of which that Parcel is a part will be released to Metropolitan at the closing of the conveyance of the Parcel to Fred Meyer (or the first Parcel, if more than one Parcel in a particular Shopping Center is contemplated to be conveyed). Interest on the Holdback Escrow will accrue to the benefit of Metropolitan. The remaining balance, including all accrued interest, will be disbursed to Metropolitan on February 15, 1998 (the "Holdback Disbursement Date").

     The Option Price is fully earned by Metropolitan upon mutual execution of this Agreement and is non-refundable. Regardless of whether Fred Meyer exercises its Option and satisfies the conditions of this Agreement concerning release of the Parcel by the end of the Term, the Option will expire and terminate, and the entire Option Price will be retained by Metropolitan.

     Notwithstanding any other provision of this Agreement, Fred Meyer may elect, in its discretion, at any time after the Effective Date to abandon its efforts to obtain a subdivision or partition of one or more of the Parcels and/or to acquire such Parcel(s) at which time that portion

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February 4, 1997
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of the Holdback Escrow attributable to the Shopping Center of which the Parcel is a part shall be released to Metropolitan. No such abandonment or any inability to obtain such subdivision or partition, or any failure by Fred Meyer to satisfy the conditions of this Agreement for conveyance of the Parcel to Fred Meyer, will entitle Fred Meyer to any reimbursement of the Option Price paid for the Parcel.

     During the Term of the Option and unless Fred Meyer has notified Metropolitan of Fred Meyer's abandonment of efforts5 to obtain a subdivision or partition of such Parcel(s), Metropolitan will not place liens or encumbrances on the Parcel(s) that cannot be released by the payment of monies and that would be binding on the Parcel(s) after the closing of Fred Meyer's purchase, without Fred Meyer's consent or approval, which will not be unreasonably withheld.

     4. Procedures Concerning Approval of Subdivision or Partition.

          4.1 Approval of Legal Description and Proposed Site Plan. Fred Meyer will submit to Metropolitan: (i) a perimeter legal description of the Parcel prepared by a surveyor licensed in the state in which the Parcel is situated; and (ii) a proposed site plan of the Shopping Center showing the Parcel and showing the location of the main Fred Meyer retail store at the Shopping Center, the gross building area of the main Fred Meyer store, the gross land area of the Parcel and of the Shopping Center, and the number of parking spaces within the Shopping Center other than the Parcel. The perimeter legal description of the Parcels shall be consistent with the Parcels shown on Exhibit A (i.e. that there are only de minimis variations compared to that shown on Exhibit A, and there is no detriment to the value and utility to the Remaining Center resulting from any variation).

     Metropolitan will reasonably approve or disapprove (with reasons stated) the legal description and site plan within fifteen calendar days after receipt. If disapproved, the legal description and site plan will be revised by Fred Meyer and re-submitted to Metropolitan, and the parties will continue to follow the foregoing procedures until such matters are mutually and reasonably acceptable to the parties (or such earlier date as the Term expires or Fred Meyer abandons its efforts to get Metropolitan's approval as to the subdivision or partition).

          4.2 Application for Subdivision or Partition Approval. Upon approval of the legal description and site plan, Fred Meyer will cause the surveyor to prepare the subdivision or partition application and related drawings or surveys required to obtain necessary governmental approvals of the subdivision or partition. Such application and drawings or survey must show the Parcel as approved by Metropolitan and otherwise be in compliance with the requirements of this Agreement. Fred Meyer shall submit the application and related documents to Metropolitan for its approval, which, subject to Metropolitan's approval rights under Section 4.3, shall not be unreasonably withheld, in which case the parties will follow the same time periods and observe the same procedures as set forth in Section 4.1 above.

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Concerning Pads at Shopping Centers
February 4, 1997
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          4.3 Approval of Conditions or Requirements of Authorities. Fred Meyer
will keep Metropolitan informed about the status of Fred Meyer's application for subdivision or partition approval and any conditions that are proposed to be imposed by the governmental authorities as a condition for approval. From time to time until Fred Meyer has obtained final approval of the subdivision or partition pursuant to conditions that are approved by Metropolitan in writing, Fred Meyer will submit to Metropolitan for its approval any changes or conditions for approval requested or required by the governmental authorities in connection with the subdivision or partition, in which case the parties will follow the same time periods and observe the same procedures as set forth in
Section 4.1 above.

     Without limiting the foregoing, but subject to Fred Meyer's right to abandon or discontinue its efforts as provided in Section 3, Fred Meyer will diligently pursue obtaining the necessary governmental approvals required for the partition or subdivision. Fred Meyer will be responsible for paying the costs of its surveyor, all application fees required by the governmental authority, all filing and recording fees related to the partition or subdivision of the Parcels, and all costs of Fred Meyer's attorneys and consultants. Metropolitan will be responsible (only) for its own attorneys' fees and the cost of its administrative time in administering this Agreement.

     Fred Meyer may approve (without the need for approval by Metropolitan, and in which event Metropolitan shall be deemed to have approved) any condition or requirement that can be satisfied by Fred Meyer by the payment of money (and shall promptly make such payment), or that is imposed solely against the Parcel, and which is not binding on Metropolitan or the Remaining Center. If the condition or requirement involves the dedication, grant or conveyance of additional right-of-way area, sidewalks or public easements, Metropolitan will not unreasonably withhold its approval thereof, provided that (i) the dedication, grant or conveyance does not affect the value or utility of the Remaining Center in more than a de minimis manner, and (ii) any proceeds received for the conveyance is paid to Metropolitan and does not affect the rent to be paid by Fred Meyer as tenant under the existing Leases.

          4.4 Access and Parking Requirements. The Parcel must have legal access, directly or pursuant to the CC&R's described in Section 5.3 below, onto a public road. The Parcel and the remaining Center must independently have sufficient parking to comply with current applicable parking codes (without consideration of any reciprocal parking arrangements between the Parcel and the Remaining Center).

          4.5 Authorized Representatives or Contact Person(s). Each party will at all times have one or more persons to be designated by it to be the contact person with respect to any request for a decision or any consent or approval required under this Agreement. Fred Meyer's initial designated contact persons, each of whom also has authority to bind Fred Meyer, are its: Senior Vice President of Corporate Facilities Division (Scott L. Wippel); and Vice President of Acquisition and Development (Robert Currey-Wilson). Metropolitan's initial contact person is

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February 4, 1997
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its: Asset Manager, Real Estate Investments (Jim Hills). Designation of, and any
change to the designation of, authorized representatives or contact persons will be by written notice given in the manner provided herein.

          4.6 Reports and Related Matters. Fred Meyer will provide written status reports on the progress in preparing and applying for necessary governmental approvals for the subdivision or partition of Parcels and the conditions and requirements of the governmental authorities therefor. Metropolitan will promptly notify Fred Meyer of any matter in such reports that is not acceptable to Metropolitan.

          4.7 Execution of Permits and Approvals. With respect to execution of applications for permits and approvals required by governmental authorities from the record owner of the Parcel in connection with the subdivision and/or partition of the Parcels, Metropolitan shall execute such applications and return same to Fred Meyer within five (5) business days after receipt of such applications, provided that (i) the matters set forth in the application has been approved (or deemed approved) by Metropolitan, to the extent approval is otherwise required by this Agreement, and (ii) the applications contain a legend or other writing notifying the governmental authority substantially as follows:

          "Metropolitan Life Insurance Company has executed the attached application solely because Metropolitan is the record owner of the subject property. Fred Meyer has applied for and is seeking the subject permit. The subject property is currently under contract to Fred Meyer, but title has not been transferred. Metropolitan understands that the governmental authority shall look solely to Fred Meyer for compliance with the terms of the permit."

     The Option Term shall be extended on a day-to-day basis equal to the number of days in which Metropolitan may fail to respond, within the time periods provided herein, to a matter that requires Metropolitan's execution under this Section.

     5. Procedures Concerning Conveyance of Parcels. Upon approval of the matters that require approval under Section 4 above, Fred Meyer will be entitled to finalize the subdivision or partition and exercise its Option to obtain a conveyance of the Subdivided Parcel, pursuant to the terms of this Section 5, provided that each of the following can be accomplished with respect to such Subdivided Parcel within the Term of this Agreement:

          5.1 As-Is Sale; Closing. Fred Meyer will prepare and submit to Metropolitan, for its review and approval, the form of purchase and sale agreement and deed for the conveyance of the Subdivided Parcel. The form of purchase and sale agreement is attached hereto as Exhibit D.

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Concerning Pads at Shopping Centers
February 4, 1997
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     The closing of the conveyance of the Subdivided Parcel will be on a date, to be selected by Fred Meyer and reasonably acceptable to Metropolitan, within thirty (30) days after Fred Meyer's delivery of the form of purchase and sale agreement, the deed and the materials required under this Section 5. The Subdivided Parcel shall be conveyed to Fred Meyer on an "as-is, where-is" basis, with all faults. The form of deed and terms of such conveyance are as set forth in Exhibit D. The closing will be on a Parcel-by Parcel basis (but the parties will reasonably co-operate on efforts to consolidate the closings, if feasible). If an escrow or closing agent is desired to close the conveyancing of the Parcel, the parties will use First American Title Insurance Company (Portland office), provided that Metropolitan receives a closing protection letter from FATCO's parent, First American Title Insurance Company substantially in the form Metropolitan received with respect to the Holdback Escrow.

          5.2 Existing Loans. Any loans encumbering the fee interest in a Parcel (except for the ground lease trust deed created February 14, 1994 encumbering Beaverton Town Center) shall be satisfied by Metropolitan or released from the Parcel at the time of conveyance of such Parcel. Fred Meyer will be responsible for paying any prepayment premium payable to the lender upon release of the Parcel if the loan on the Parcel was one of the Existing Mortgages (as defined in the Leases) on the Shopping Center. The parties will reasonably cooperate and keep the other party informed about the status of communications with the lenders on any loans encumbering the Shopping Center and the requirements for release of the Parcel therefrom.

     Subject to the qualifications stated below, Metropolitan will be responsible for paying (from the Option Price or otherwise) any principal payment required for the partial release and any accrued but unpaid interest. Title insurance endorsements or updates required by the lender, or reasonable transfer, release or processing fees required by the lenders on the Existing Mortgages will be paid by Fred Meyer. The recording fees for release of the Existing Mortgages will be paid by Fred Meyer. Recording fees and any transfer, release or processing fees required by any lenders on loans other than the Existing Mortgages will be paid by Metropolitan. If the holder of one of the Existing Mortgages has the right to refuse prepayment, or will not release its lien from the Parcel, then Metropolitan will be under no obligation to convey the Parcel to Fred Meyer.

          5.3 CC&R's. The parties have approved the form of Covenants, Conditions and Restrictions ("CC&R's") to be executed and recorded against the Subdivided Parcel and Remaining Center immediately prior to or contemporaneously with the conveyance of the Subdivided Parcel. The form of the CC&R's is attached as Exhibit E, except that the CC&R's for the Beaverton property is attached as Exhibit F. The CCR's will bind the parties' respective interests and not be subordinate to any financing placed thereon (except for the ground lease trust deed created February 14, 1994 encumbering Beaverton Town Center).

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Concerning Pads at Shopping Centers
February 4, 1997
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     As to any matter under the CCR's which by its terms may be "deemed approved" by Metropolitan, Metropolitan will, within ten (10) days after receipt of a request for acknowledgment that the matter was deemed approved, confirm in writing the approval of the matter in question. Except for the first such acknowledgment in any twelve (12) month period (for which there will no charge for the confirming letter), Metropolitan may charge, and Fred Meyer will pay, a fee of $1,000 for each confirming letter that Fred Meyer requires to confirm such approval (as a result of expiration of a time period after which the matter was "deemed approved") under this Agreement.

     Pursuant to the CCR's for each of the Shopping Centers, Metropolitan has granted (or shall grant) Fred Meyer a license to exercise the rights of Declarant in accordance with the terms thereof. Metropolitan shall not revoke any such license, or any portion thereof, or notify any of the respective Owners (as defined in the CCR's) under such CCR's that such license, or any portion thereof, has been revoked, unless one or more of the following events occurs:
(i) expiration or termination of the respective Lease covering a portion of the Shopping Center encumbered by such CC&Rs; (ii) any material breach by Fred Meyer, or any of its corporate subsidiaries or affiliates, under any of the Leases; or (iii) any material default by Fred Meyer, or any of its corporate subsidiaries or affiliates, under the CCR's; or (iv) Fred Meyer improperly exercising the license granted under such CCR's, but excluding any exercise done in a good faith belief that Fred Meyer was permitted to execute which only has a de minimis detrimental effect on the Shopping Center. In the event of any events described in subsection (ii), (iii) or (iv) above, Metropolitan shall have the option, exercisable upon written notice to Fred Meyer to revoke the entire license, or any portion thereof.

     This provision will survive the closing of the purchase of the Parcel by Fred Meyer and the recordation of the deed for the Parcel to Fred Meyer.

          5.4 Final Subdivision or Partition; Hart-Scott-Rodino Compliance. At the time of closing, the Subdivided Parcel and the Remaining Center will each be separate legal lots, in final compliance with all applicable legal requirements concerning subdivision and partition, and a copy of the final subdivision or partition map (as approved by the parties and as filed with the City/County) will have been delivered to Metropolitan. Metropolitan's approval of the final subdivision or partition map shall be subject to the approval standards set forth in Sections 4.2 and 4.3. For purposes of this Agreement, compliance with all applicable legal requirements concerning subdivision and partition will not be considered "final" until all rights of third-party appeal of the governmental action have expired. Fred Meyer shall take all necessary steps, at Fred Meyer's cost, to comply with all notification and reporting requirements, if applicable, of the Hart-Scott Rodino Antitrust Improvement Act of 1976, as amended (15 U.S.C. ss. 18a) (the "Hart-Scott-Rodino Act") and to advise Metropolitan as to whether notification on reporting would be required by Metropolitan, and to ensure that the conveyance of each Subdivided Parcel shall not violate, or create a state of facts that would violate, (i) any zoning, use or other laws,

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February 4, 1997
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or (ii) restrictions placed on the Shopping Centers by encumbrances, such as leases and CC&R's with respect to both the Subdivided Parcel and the Remaining Center, and shall furnish evidence reasonably satisfactory to Metropolitan to such effect. Metropolitan shall reasonably cooperate with Fred Meyer, at no cost or detriment to Metropolitan, in Fred Meyer's efforts to achieve such compliance.

          5.5 Title Endorsements; Survey. At Fred Meyer's cost, Metropolitan's owner's title policies (and title coverage for the Leases, if any) with respect to the Shopping Center shall be endorsed at the time each Subdivided Parcel is conveyed, to conform the legal descriptions set forth in the existing title policies to the legal description of the Remaining Centers and to provide coverage that the Remaining Center is properly subdivided. Fred Meyer will provide to Metropolitan a boundary survey of the Subdivided Parcel and of the Remaining Center.

          5.6 Tax Parcelization. In the event that a Subdivided Parcel and the applicable Remaining Center are not separate tax parcels at the time of conveyance of the Subdivided Parcel, Fred Meyer shall take all necessary steps to cause the creation of the Subdivided Parcel as a separate tax parcel at the earliest available time (which may not be until the next tax year after the year in which the closing of the conveyance occurred). Fred Meyer shall indemnify Metropolitan from payment of taxes, fees and penalties relating to the Remaining Center and the applicable Subdivided Parcel for the remainder of the term of the Lease covering the Shopping Center or until the separate tax parcels have been created.

          5.7 Lease Amendment. Metropolitan and Fred Meyer shall cause each Lease relating to a Shopping Center to be amended, at the time of such conveyance, to reflect the conveyance of the applicable Subdivided Parcel. The form of the Lease amendment will be as attached hereto as Exhibit G. In no event shall the Lease amendment result in any reduction in the rent payable by tenant under the Lease.

          5.8 Prompt Response to Requests. If Metropolitan has questions or reasonably requires additional information to verify that the conveyance of the Subdivided Parcel will not cause the Remaining Center to be in violation of any applicable laws, Fred Meyer will promptly respond to the request and use all commercially reasonable efforts to satisfy the same.

     If Metropolitan has objections to any request, report, application or document submitted to Metropolitan, under this Section 5 or Section 4 above (except as provided in Section 4.7 above), Metropolitan will notify Fred Meyer as to its objections promptly and in any event within fifteen (15) calendar days of receipt of all information pertaining to the request, report, application or document that Metropolitan reasonably needs to make an informed decision. Failure to notify Fred Meyer as to an objection within such 15-day period will conclusively be deemed an approval of the request, report, application or document; provided, that if Fred Meyer reasonably requires execution of an application or document or written confirmation of such approval from

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February 4, 1997
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Metropolitan before proceeding on the matter in question and notified
Metropolitan of such at the beginning of such 15-day period, Fred Meyer will not be required to rely on the "deemed approved" provision of this Agreement and may require written confirmation or execution of the application or document by Metropolitan (and each day after the 15-day period in which Metropolitan delays in providing such written confirmation or execution will extend the Term of this Agreement). In the event that Metropolitan reasonably believes that more than fifteen (15) days are necessary to evaluate the request due to the complexity of the particular matter which Metropolitan is then reviewing, Metropolitan shall notify Fred Meyer of such within such fifteen (15) day period and the parties shall reasonably agree to an extended period (but the extension beyond the 15-day period will extend the Option Term).

          5.9 Effect of Expiration of Term. At the expiration of the Term of the Option (as it may be extended for Metropolitan's delays, as provided herein), Metropolitan's obligation to convey the Parcels not yet conveyed will cease.

          5.10 Metropolitan's Delays. With respect to any extension of the Option Term to which Fred Meyer believes it is entitled under the terms of this Agreement, Fred Meyer shall notify Metropolitan in writing of Fred Meyer's calculation of the number of days of delay for each consent or approval sought no later than ten (10) business days after the last day of such delay, together with Fred Meyer's determination of the new Option Term expiration date. Delivery of the notice shall be a requirement of Fred Meyer's entitlement to such extensions.

     6. Costs and Expenses. Unless otherwise allocated herein, all costs and expenses relating to the transactions described herein shall be borne solely by Fred Meyer, except for Metropolitan's attorneys' fees (which shall be paid by Metropolitan) and the administrative cost of Metropolitan's time in administering this Agreement. Any taxes or increases in taxes on the Remaining Centers caused by or relating to the conveyance of the Parcels to Fred Meyer shall be borne solely by Fred Meyer throughout the term of the Leases.

     7. Independent Conveyance. The fact that one or more Parcels may not be conveyed, whether due to noncompliance with the terms of this Agreement or otherwise, shall, in and of itself, (i) have no effect on the conveyance of the other Parcels, and other Parcels shall be conveyed pursuant to the terms of this Agreement, or (ii) not entitle Fred Meyer to any reduction or refund of any portion of the Option Price. However, no provision of this Agreement will be construed to limit a party's right to pursue any right or remedy permitted under applicable law (including, without limitation, specific enforcement) in the event of the other party's breach under this Agreement.

     8. Repurchase Option. Metropolitan will have a repurchase option pursuant to which Metropolitan may elect to re-acquire, exercisable within thirty (30) days after the date of termination or expiration of the Lease of the Remaining Center, any Parcel conveyed to Fred

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February 4, 1997
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Meyer pursuant to this Agreement and with respect to which Fred Meyer has not entered into a sale, exchange or bona fide ground lease to an unaffiliated third party or improved such Parcel with additional retail space (whether or not the Parcel was sold, exchanged or leased) (an "Unconveyed Parcel"). The purchase price for the Unconveyed Parcel will be its Option Price. This option to repurchase will automatically terminate as of the closing date for the sale or exchange or the effective date for the bona fide ground lease of a Parcel to a bona fide third party not affiliated with Fred Meyer or the date on which Fred Meyer has completed construction of improvements with additional retail space (whether or not the Parcel has been sold, exchanged or leased). Metropolitan, upon request, will execute an acknowledgment of termination of the repurchase option or other document reasonably required by Fred Meyer or the title company to evidence the termination of the repurchase option.

     In addition, in the event Fred Meyer discontinues its plan to sell, exchange or ground lease a Parcel or to improve a Parcel with additional retail space, Fred Meyer will have a right, by written notice to Metropolitan, to offer to Metropolitan the option to re-acquire the Parcel. Metropolitan will have 180 days after receipt of such notice to notify Fred Meyer of its election to re-purchase the Parcel (in which event the parties will proceed to close the repurchase on the terms stated herein), or Metropolitan's option to repurchase under this Section 8 will cease and terminate.

     9. Confidentiality. Subject to the qualifications stated below, each party and its representatives shall hold in strictest confidence all data and information obtained with respect to the other party or its business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that a party may disclose such data and information in confidence (and will not be liable for any breach of confidentiality by the recipient) to its employees, directors, officers, partners, or to its accountants, legal counsel and professional advisors; (ii) such data and information may be disclosed or submitted as may be required in connection with any litigation, arbitration or other proceeding between the parties; and/or (iii) such data and information may be disclosed or submitted as may be legally required by any governmental or court order or law or regulation.

     In the event this Agreement is terminated or a party fails to perform hereunder, the party will, upon the other party's request, promptly return to the other party any written statements, documents, schedules, exhibits or other written information obtained from the other party in connection with this Agreement or the transaction contemplated herein with respect to those aspects of the Agreement which are then not consummated. In the event of a breach or threatened breach by a party or its agents or representatives of this Section 9, the non-defaulting party shall be entitled to an injunction restraining other party or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be constructed as prohibiting a party from pursuing any other available remedy at law or in equity for such breach

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February 4, 1997
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or threatened breach. The provisions of this Section 9 shall survive closing of the sale of the Parcels or any termination of this Agreement.

     10. Public Disclosure. Prior to and after the closing of the sale of the Parcels, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form reasonably approved by Fred Meyer and Metropolitan. The provisions of this Section 10 shall survive the closing of the sale of the Parcels or any termination of this Agreement.

     11. Assignment. Subject to the provisions of this Section 11, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto, and will be deemed a covenant on the respective Shopping Centers to which it pertains. Fred Meyer may not assign its rights under this Agreement other than to a wholly owned subsidiary or affiliate of Fred Meyer.

     Notwithstanding the foregoing, under no circumstances shall Fred Meyer have the right to assign this Agreement to any person or entity owned or controlled by an employee benefit plan if Metropolitan's sale of a Parcel to such person or entity would, in the reasonable opinion of Metropolitan's ERISA advisor, create or otherwise cause a "prohibited transaction" under ERISA. The provisions of this Section 11 shall survive the closing of the sale of the Parcels or any termination of this Agreement.

     12. Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designed by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in the accordance with the preceding sentence, the addresses for notice given pursuant to this Agreement shall be as follows:

If to Metropolitan:

Metropolitan Life Insurance Company
Real Estate Investments
101 Lincoln Centre Drive, 6th Floor
Foster City, California  94404
Attention:  Edward J. Hayes, Assistant Vice President
Telephone No. (415) 574-8181
Telecopy No. (415) 349-4615

Fred Meyer-Metropolitan Agreement
Concerning Pads at Shopping Centers
February 4, 1997

With a copy to:

Metropolitan Life Ins. Co.
Real Estate Investments
Dol Devill, Vice President
2001 Spring Road, Suite 400
Oakbrook, IL  60521

If to Fred Meyer:

Fred Meyer, Inc.
Real Estate Division
3800 SE 22nd Avenue
Portland, Oregon  97202
Attention:  Senior Vice President,
               Director of Real Estate
Telephone No. (503) 797-3450
Telecopy No. (503) 797-3539

If any notice to Fred Meyer is mailed, the address for notices will not be the street address shown herein but will be: PO Box 42121, Portland, Oregon 97242.

With a copy to:

Fred Meyer, Inc.
Real Estate Division
3800 SE 22nd Avenue
Portland, Oregon  97202
Attention:  Corporate Real Estate Counsel
Telephone No. (503) 797-7390
Telecopy No. (503) 797-5623

         13. Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

Fred Meyer-Metropolitan Agreement
Concerning Pads at Shopping Centers
February 4, 1997

     14. Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

     15. Relation of the Agreement to Leases. This Agreement does not supersede or otherwise affect the purchase option and other rights in favor of Fred Meyer (exercisable at the end of the Lease term as to the Shopping Center) as set forth in the Leases (except to the extent the purchase option in the Lease would be inapplicable to a Parcel already conveyed under this Agreement), or otherwise affect the rental or other rights and obligations of the parties under the Leases covering the Shopping Centers, but will constitute an addition and addendum to such Leases, to which reference is hereby made.

     16. Further Assurances. Each party agrees that it will execute and deliver such other documents and take such other action, whether prior or subsequent to the closing of the sale of the Parcels, as may be reasonably requested by the other party to consummate the transaction contemplated by this Agreement. The provisions of this Section 16 shall survive the closing of the sale of the Parcels.

     17. Counterparts. This Agreement may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     18. Facsimile Signatures. In order to expedite the transaction contemplated herein, telecopied signatures may be used in place of original signatures on this Agreement. Metropolitan and Fred Meyer intend to be bound by the signatures on the telecopied documents, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the forms of signature.

     19. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect; provided that the invalidity or unenforceability of such provision does not materially adversely affect the benefits accruing to any party hereunder.

     20. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon. Fred Meyer and Metropolitan agree that the provisions of this Section 20 shall survive the closing of the sale of the Parcels or any termination of this Agreement.

     21. No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at the closing of the sale of the Parcels are and will be

Fred Meyer-Metropolitan Agreement
Concerning Pads at Shopping Centers
February 4, 1997
for the benefit of Metropolitan and Fred Meyer only and are not for the benefit of any third party, and accordingly, no third party (other than an approved successor and assign of the parties' interest, subject to the provisions hereof) shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at the closing of the sale of the Parcels.

     22. Captions. The section headings appearing in this Agreement are for convenience or reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

     23. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

     24. Attorneys' Fees. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party such sum as the court may adjudge reasonable as attorneys' fees at trial, on appeal of such suit or action, upon any petition for review or in connection with any arbitration proceeding between the parties, in addition to all other sums provided by law, and such prevailing party shall also be entitled to recover reasonable non-litigation attorneys' fees incurred in enforcing the terms of this Agreement prior to or separate from such trial or appeal or other action or proceeding. As used herein, "attorneys' fees" will include (without limitation) both attorney's and paralegals' fees and expenses.

     25. Waiver. Any failure by a party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision in the future. Any waiver of any breach of any provision shall not be a waiver of any succeeding breach or a waiver of the provision itself or any other provision of this Agreement.

     26. Recordation. This Agreement may not be recorded to any party hereto without the prior written consent of the other party hereto. The provisions of this Section 26 shall survive the closing of the sale of the Parcels or any termination of this Agreement.

     27. Time of the Essence. The parties hereto expressly agree that time is of the essence of this Agreement.

     28. Authority. By execution of this Agreement, each party represents and covenants with the other that the party has the corporate authority and right to enter into this Agreement and to perform its terms, and that each person signing this Agreement for the party is duly and validly authorized to do so.

Fred Meyer-Metropolitan Agreement
Concerning Pads at Shopping Centers
February 4, 1997

     29. Covenants Concerning Beaverton Property. As to the Beaverton property, the following will also be applicable:

          (i) unless and until the Ground Lease, Ground Lease Interests and Lessee Financing Instruments (as defined in the document attached as Exhibit F to this Agreement) are subject to the CCR's attached as Exhibit F ("Beaverton CCR's") to this Agreement, or the Ground Lease, Ground Lease Interests and Lessee Financing Instruments are terminated, Fred Meyer (or its successor as holder of the lessor's interest in the Ground Lease) will (a) not modify the Ground Lease in a manner that would permit an action that is restricted or prohibited by the Beaverton CCR's without the prior written approval of the Declarant, (b) obtain the approval of Declarant as to any matter which the Beaverton CCR's require to be approved by Declarant, if and to the extent that Fred Meyer's consent or approval to such matter is required under the Ground Lease, (c) will use commercially reasonable efforts to enforce obligations under the Ground Lease whose performance is required to comply with the restrictions and requirements of the Beaverton CCR's, and (d) to the extent that Fred Meyer (as holder of the lessor's interest in the Ground Lease) has the right under the Ground Lease to grant (or deny) approval of improvements thereon, Fred Meyer will not approve such improvements without first obtaining Declarant's approval to the extent the improvement would have required the approval of Declarant under the Beaverton CCR's, except for reconstruction of improvements in connection with restoration of casualty, major remodeling or other events where the reconstructed improvements are substantially the same as existing as of the date hereof, and except for Minor Improvements (as defined below) therein. A "Minor Improvement" is any alteration or addition that is not structural in nature (including, without limitation, interior tenant improvements, which may be without Declarant's consent), or which (singularly or in the aggregate in any calendar year) involve less than a capital expenditure of $2,000,000 (which threshold figure will be adjusted from time to time after the date of recordation of this Declaration by changes in the CPI as provided in Section 12 of the Beaverton CCR's). Changes to the Common Areas within the Town Center Property (as defined in the Beaverton CCR's) may be made without Declarant's consent provided that the restrictions in Section 15.26 of the CCR's are satisfied.

          (ii) at such time as Fred Meyer desires to convey fee title to the Beaverton property to a third party (other than a wholly-owned affiliate of Fred Meyer), Fred Meyer will either (a) cause the Beaverton property to be subject to the Beaverton CCR's, and the holders of the Ground Lease, Ground Lease Interests and Lessee Financing Instruments must subordinate their interests to the Beaverton CCR's (as referenced in Section 15.24) or (b) the Ground Lease, Ground Lease Interests and Lessee Financing Instruments to be terminated as a condition to Fred Meyer's right to convey the fee title to the Beaverton property; and

          (iii) this Section 29 will constitute an addition to the lease of the Beaverton Fred Meyer Lease, and will survive the closings under the Option (if Fred Meyer acquires a parcel at the Beaverton property), and will be fully enforceable thereafter as a covenant of Fred Meyer, and

Fred Meyer-Metropolitan Agreement
Concerning Pads at Shopping Centers
February 4, 1997
shall run the land of the Beaverton property, and any default in the performance of such covenant will be a non-monetary default under the Beaverton Fred Meyer Lease.

     30. Approvals. Metropolitan shall not be arbitrary or capricious in withholding its consent or approval under this Agreement or revoking the license referred to in Section 5.3.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

METROPOLITAN:

METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation


By: EDWARD J. HAYES
    -----------------------------------
Name: Edward J. Hayes
      ---------------------------------
Title: Ass't. V. P.
       --------------------------------

FRED MEYER:

FRED MEYER, INC.,
a Delaware corporation,
for itself and its wholly owned corporate subsidiaries who are collectively referred to as "Fred Meyer"


By: SCOTT L. WIPPEL
    -----------------------------------
Name: Scott L. Wippel
      ---------------------------------
Title: SR Vice President
       --------------------------------

Fred Meyer-Metropolitan Agreement
Concerning Pads at Shopping Centers
February 4, 1997
                                       16